NEWS RELEASE

Forward Air Corporation Announces Election of Three New Independent Directors to Board of Directors

GREENEVILLE, Tenn.-(BUSINESS WIRE)-July 17, 2017- Forward Air Corporation (NASDAQ:FWRD) today announced the election of Thomas S. Albrecht, Ana B. Amicarella and Javier A. Palomarez as non-management directors of its Board of Directors (the “Board”) with terms commencing July 24, 2017. On July 11, 2017, Douglas M. Madden informed the Board that he will step down as a Director of the Company, effective July 26, 2017. Mr. Madden’s decision to step down was not the result of any disagreement on any matter relating to the Company’s operations, policies or practices. Following Mr. Madden’s departure, the Company’s Board will consist of nine members, eight of whom are non-management directors.

Mr. Albrecht is the Founder and President of Sword & Sea Transport Advisors LLC, a transportation industry consulting firm. Prior to founding Sword & Sea, he served as Managing Director of BB&T Capital Markets from July 2009 until July 2016. He has been in the transportation research arena since 1988, and in addition to BB&T, he has worked for Stephens Inc., ABN AMRO and A.G. Edwards & Sons. Mr. Albrecht holds a B.S. in business administration with a finance major from the University of Central Missouri.

Ms. Amicarella is Managing Director for Aggreko PLC, a power generation solutions company. Prior to joining Aggreko in March 2011, she was general manager of GE Oil & Gas Services for North America. Ms. Amicarella began her career at GE in 1988 as a field engineer, and during her tenure, she served in various professional capacities within the areas of service, sales, strategic initiatives and P&L leaderships. Ms. Amicarella received a B.S. in electrical engineering from Ohio State University and an MBA from Oakland University. She competed in the 1984 Olympics in synchronized swimming and was an All-American while at Ohio State University.

Mr. Palomarez currently serves as the President and Chief Executive Officer of the United States Hispanic Chamber of Commerce, the largest Hispanic business association in the United States (“USHCC”). Before joining USHCC in October 2009, he was the Chief Marketing Officer for NetSpend Corporation. Mr. Palomarez has over twenty years of corporate and marketing experience, including leadership positions at Allstate Insurance Corporation, Sprint, Inc. and Bank of America, N.A. He serves on various advisory boards and councils, and since December 2015, he has been a director of MasTec, Inc., a leading infrastructure company (NYSE: MTZ). Mr. Palomarez obtained a B.B.A. in finance from The University of Texas-Pan American.

Bruce A. Campbell, Chairman, President and CEO of the Company, commented, “Thomas, Ana and Javier are all highly qualified and experienced professionals. We are pleased to welcome them to the Forward Air board and look forward to benefitting from their extensive business expertise and counsel as we continue to execute against our business objectives and take action to create value for our shareholders.”

About Forward Air Corporation
Forward Air keeps your business moving forward by providing services within four business segments: Expedited LTL (provides expedited regional, inter-regional and national LTL services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals); Truckload Premium Services (provides expedited truckload brokerage, dedicated fleet services, as well as high-security and temperature-controlled logistics services); Intermodal (provides first-and last-mile high-value drayage services both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services); and Pool Distribution (provides high-frequency handling and distribution of time sensitive product to numerous destinations within a specific geographic region). For more information, visit our website at https://www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:
Forward Air Corporation
Michael J. Morris, 404-362-8933
mmorris@forwardair.com